Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Thursday, February 25, 2021

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075

Williams Prices $900 Million of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) announced today that it has priced a public offering of $900 million of its 2.600% Senior Notes due 2031 at a price of 99.631 percent of par. The expected settlement date for the offering is March 2, 2021, subject to customary closing conditions.

Williams intends to use the net proceeds of the offering to repay its $500 million of 4.00% Senior Notes due 2021 and its $371 million of 7.875% Senior Notes due 2021 and for general corporate purposes.

RBC Capital Markets, LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and TD Securities (USA) LLC are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

Attention: DCM Transaction Management

Telephone: 1-866-375-6829

Mizuho Securities USA LLC

1271 Avenue of the Americas, 3rd Floor

New York, NY 10020

Attention: Debt Capital Markets Desk

Telephone: 1-866-271-7403

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, NY 10020

Attention: Capital Markets Group

Telephone: 1-877-649-6848

TD Securities (USA) LLC

1 Vanderbilt Avenue, 12th Floor

New York, NY 10017

Attention: Transaction Management Group

E-mail: USTMG@tdsecurities.com

Telephone: 1-855-495-9846

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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